Exhibit 99.2

Pogo Producing Company

Supplemental  Information (Unaudited) *

Financial Data	Quarter Ended December 31,		Twelve Months December 31,
(Data in $ thousands, except per share amounts)	2004	2003	2004	2003

Revenues:
Oil and Gas	310,215	272,197	1,308,225	1,159,544
Other	13,792	648	14,754	2,452
Total	324,007	272,845	1,322,979	1,161,996

Operating Expenses:
Lease Operating	40,914	31,287	144,473	123,098
General & Administrative	17,022	15,929	69,775	61,291
Exploration	4,490	2,456	23,063	7,547
Dry hole and impairment	37,762	24,436	92,312	35,102
Depreciation, depletion and amortization	87,877	81,366	365,089	325,820
Production and other taxes	15,604	8,216	67,984	35,485
Transportation and other	6,090	4,922	21,699	25,924
Total	209,759	168,612	784,395	614,267

Operating Income	114,248	104,233	538,584	547,729

Interest:
Charges	(7,218)	(9,426)	(29,333)	(46,360)
Income	1,044	472	2,526	1,852
Capitalized	2,759	4,154	14,216	16,531
Total Interest Expense	(3,415)	(4,800)	(12,591)	(27,977)

Loss on Debt Extinguishment	(2,866)	—	(13,759)	(5,893)

Foreign Currency Transaction Gain (Loss)	(3,165)	221	(1,726)	1,370

Income Before Income Taxes	104,802	99,654	510,508	515,229

Income Tax Expense (Benefit)	57,534	44,569	239,799	220,122

Income Before Change in Accounting Principle	47,268	55,085	270,709	295,107

Change in accounting principle	—	—	—	(4,166)

Net Income	47,268	55,085	270,709	290,941

Basic earnings per share
Before change in accounting principle	0.74	0.87	4.24	4.72
Change in accounting principle	—	—	—	(0.07)

Basic earnings per share	0.74	0.87	4.24	4.65

Diluted earnings per share
Before change in accounting principle	0.73	0.86	4.20	4.60
Change in accounting principle	—	—	—	(0.06)

Diluted earnings per share	0.73	0.86	4.20	4.54

Weighted Average Number of Common Shares and Potential Common Shares Outstanding:
Basic shares	64,053	63,607	63,848	62,538
Diluted shares	64,605	64,013	64,393	64,612

Discretionary Cash Flow:
Net Income	47,268	55,085	270,709	290,941
Change in accounting principle	—	—	—	4,166
Depreciation, depletion and amortization	87,877	81,366	365,089	325,820
Deferred Taxes	1,700	18,857	(3,666)	51,818
Dry Hole and Impairment	37,762	24,436	92,312	35,102
Exploration	4,490	2,456	23,063	7,547
(Gains) Losses on Property Sales	203	(473)	279	(386)
Capitalized Interest	(2,759)	(4,154)	(14,216)	(16,531)
Other Noncash	8,768	8,382	26,018	34,335
Total	185,309	185,955	759,588	732,812

* Supplemental Information should be read in conjunction with Pogo’s Quarterly Earnings Release